Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DOUGLAS EMMETT, INC.
(Name of Registrant as Specified in Its Charter)

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Douglas Emmett, Inc.

808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 29, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. will be held at The Loews Santa Monica Beach Hotel, located at 1700 Ocean Avenue, Santa Monica, California 90401 on May 29, 2008 at 10:00 a.m. Pacific Daylight Time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2009 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2008.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 3, 2008 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.

Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting to vote in person, you may vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number, located on your proxy card, available. Please do not return the enclosed paper ballot if you are voting by Internet or telephone. The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

Order of the Board of Directors,
/s/ Jordan L. Kaplan
Jordan L. Kaplan President and Chief Executive Officer

April 28, 2008

DOUGLAS EMMETT, INC.
808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

PROXY STATEMENT

Annual Meeting of Stockholders

This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at the Annual Meeting of the Stockholders to be held at The Loews Santa Monica Beach Hotel, located at 1700 Ocean Avenue, Santa Monica, California 90401 on May 29, 2008 at 10:00 a.m. Pacific Daylight Time and at any and all adjournments thereof (our “Annual Meeting”).

At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on our Board until the 2009 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2008.

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment thereof.

A form of proxy is enclosed. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Our Board recommends that stockholders vote “FOR” the election of the nominees for our Board named below and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with these recommendations. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgment.

If you will not be able to attend our Annual Meeting to vote in person, please vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number, located on your proxy card, available. Please do not return the enclosed paper ballot if you are voting by Internet or telephone. The proxy may be revoked at any time prior to its exercise at our Annual Meeting.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such stockholder so desires.

This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 28, 2008. We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement on our website for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

Outstanding Shares; Record Date; and Quorum

Only holders of record of our Common Stock at the close of business on April 3, 2008 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, 121,263,847 shares of our Common Stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of our Common Stock held which was issued and outstanding as of the Record Date.

The presence, in person or by proxy, of stockholders holding at least a majority of our outstanding Common Stock will constitute a quorum for the transaction of business at our Annual Meeting.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of April 1, 2008, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding Common Stock (based upon review of 13D and 13G filings as of March 31, 2008), (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of these individuals is Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

	Common Stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class
Dan A. Emmett(3)	19,293,181	14.3
Jordan L. Kaplan(4)	10,395,133	8.1
Kenneth M. Panzer(5)	9,822,218	7.7
Leslie E. Bider	50,000	*
Victor J. Coleman	50,000	*
Ghebre Selassie Mehreteab	7,500	*
Thomas E. O’Hern	20,000	*
Dr. Andrea Rich	12,500	*
William Wilson III	125,000	*
William Kamer	272,918	*
Andres Gavinet	35,953	*
Yale University Investments Office(6) 55 Whitney Avenue, 5th Floor, New Haven, CT 06510-1300	10,935,646	9.0
All officers and directors as a group (11 persons)	40,084,403	26.7

*	Less than 1%
(1)
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after April 1, 2008 as follows:

Name	Options	OP Units
Dan A. Emmett	184,392	13,634,144
Jordan L. Kaplan	2,753,440	4,868,125
Kenneth M. Panzer	2,753,440	4,295,210
William Kamer	134,697	43,021
Andres Gavinet	30,953	0
All directors and executive officers as a group	5,856,922	22,840,500

These shares are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Mr. Emmett is our Chairman of the Board of Directors, Mr. Kaplan is our Chief Executive Officer and President and a Director, Mr. Panzer is our Chief Operating Officer and a Director, Mr. Kamer is our Chief Financial Officer and Mr. Gavinet is our Executive Vice President of Finance. Messrs. Bider, Coleman, Mehreteab, O’Hern and Wilson and Dr. Rich are members of our Board.

(3)
Mr. Emmett disclaims beneficial ownership of (i) 75,000 shares of Common Stock owned by the Emmett Foundation, a California tax-exempt charitable organization, (ii) except to the extent of his pecuniary interest therein, 36,638 shares of Common Stock owned by Rivermouth Partners, a California limited partnership (“Rivermouth”), (iii) 492,425 OP Units owned by trusts for Mr. Emmett’s spouse and children, and (iv) except to the extent of his pecuniary interest therein, 3,317,288 OP Units owned by Rivermouth. Mr. Emmett has pledged 3,200,000 shares of Common Stock as security.

(4)	Mr. Kaplan has pledged 1,285,714 shares of Common Stock as security.
(5)	Mr. Panzer has pledged 1,285,714 shares of Common Stock as security.
(6)	Based upon information disclosed in the Form 13G/A filed by Yale University on February 15, 2008.

Over a period of three years, we encourage members of our Board to own at least 10,000 shares of our Common Stock and executive officers to own at least 25,000 shares of our Common Stock.

ELECTION OF DIRECTORS
(Proposal 1)

Information Concerning Nominees

Our Board has nine members, all of whose terms expire at our Annual Meeting:

Name	Age	Title
Dan A. Emmett	68	Chairman of the Board of Directors
Jordan L. Kaplan	47	Director, Chief Executive Officer and President
Kenneth M. Panzer	48	Director and Chief Operating Officer
Leslie E. Bider	57	Director
Victor J. Coleman	46	Director
Ghebre Selassie Mehreteab	58	Director
Thomas E. O’Hern	52	Director
Dr. Andrea Rich	64	Director
William Wilson III	71	Director

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. In 1971, Mr. Emmett co-founded our original predecessor and our immediate predecessor in 1991. Mr. Emmett received his bachelor’s degree from Stanford University in 1961 and his J.D. from Harvard University in 1964.

Jordan L. Kaplan. Mr. Kaplan has served as our Chief Executive Officer and President, and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor’s degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986.

Kenneth M. Panzer. Mr. Panzer has served as our Chief Operating Officer and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor’s degree from Penn State University in 1982.

Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. He is currently the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007 Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world’s largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music, and as a principal in an accounting firm specializing in the entertainment industry. Mr. Bider served as a director of Arden Realty, Inc. , a public REIT specializing in Southern California office real estate, until it became private in Spring 2006, and is currently on the board of OSI Systems, Inc. (NASDAQ symbol “OSIS”), 1st Century Bank, N.A. (OTCBB: FCNA) and g8wave Holdings, Inc. (OTCBB: GEWV) as well as a number of civic organizations and has been the recipient of prestigious civic and music industry awards. Mr. Bider holds a bachelor’s degree in accounting from University of Southern California and his Masters degree from the Wharton School.

Victor J. Coleman. Mr. Coleman has served as a member of our Board since 2006. Mr. Coleman is the founder and managing director of Hudson Capital, LLC, a real estate investment firm in Los Angeles. Mr. Coleman was a co-founder, President, and Chief Operating Officer of Arden Realty, Inc. from 1990 until its sale in the 2006. Mr. Coleman served as a member of the board of directors of Arden Realty, Inc. from 1996 to 2006. Mr. Coleman holds a bachelor’s degree from the University of California, Berkeley and an M.B.A. from Golden Gate University.

Ghebre Selassie Mehreteab. Mr. Mehreteab has served as a member of our Board since 2006. Mr. Mehreteab has served as Chief Executive Officer of the NHP Foundation since its inception in 1989. The NHP Foundation is a non-profit corporation based in Washington, D.C., which owns and operates affordable multifamily housing in many cities across the United States. Previously Mr. Mehreteab was Vice President of the National Corporation for Housing Partnerships and a program officer at the Ford Foundation. Mr. Mehreteab is a board member of the National Housing Conference and a member of the Council on Foreign Relations. Mr. Mehreteab received his bachelor’s degree from Haverford College.

Thomas E. O’Hern. Mr. O’Hern has served as a member of our Board since 2006. Mr. O’Hern is Executive Vice President, Chief Financial Officer, and Treasurer of Macerich Company, a public REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O’Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O’Hern is a Certified Public Accountant who worked for Arthur Andersen & Co. from 1978 through 1984. Mr. O’Hern is a trustee for Little Company of Mary Hospital Foundation. Mr. O’Hern holds a bachelor’s degree from California Polytechnic University, San Luis Obispo.

Dr. Andrea L. Rich. Dr. Rich has served as a member of our Board since 2006. Dr. Rich retired from the Los Angeles County Museum of Art in 2005 where she served for ten years as President and Chief Executive Officer. During the second half of her career at the Museum, she also served as the Wallis Annenberg Director. Prior to her tenure at the Los Angeles County Museum of Art, Dr. Rich had a long academic and administrative career at UCLA, culminating in her service as Executive Vice Chancellor and Chief Operating Officer from 1991 to 1995. Dr. Rich serves as a director of Mattel Corporation and the Private Bank of California. Dr. Rich earned her bachelor’s degree, master’s degree and Ph.D. from UCLA.

William Wilson III. Mr. Wilson has served as a member of our Board since 2006. Mr. Wilson is currently Managing Partner of Wilson Meany Sullivan, LLC, a real estate investment, development and management firm in San Francisco. Mr. Wilson was founder of William Wilson and Associates, which merged with Cornerstone Properties, Inc., a public REIT specializing in office properties. Mr. Wilson served as Chairman of Cornerstone until it was acquired by Equity Office Properties Trust in 2000 and served on the board of directors of Equity Office Properties until 2004. Mr. Wilson is active in numerous civic organizations including service on the boards of the California Academy of Science, Lawrenceville School and the Presidio Trust. Mr. Wilson earned his bachelor’s degree in engineering from Stanford University.

Required Vote

Nominees will be elected as directors by a plurality of the votes cast. The shares of each properly executed unrevoked proxy will be voted FOR the election of all of the nominees, unless the proxy otherwise directs. Abstentions, broker non-votes and instructions on a proxy to withhold authority to vote for one or more of such nominees will result in the respective nominees receiving fewer votes.

All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF
THE ABOVE-NAMED NOMINEES.

THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

At its February 8, 2008 meeting, the Audit Committee recommended and approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to examine our consolidated financial statements for 2008. We are seeking the stockholders’ ratification of such action.

A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.

Required Vote

Proposal 2 requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, the Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm ..

Board Recommendation

OUR BOARD AND ITS AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR
THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE OFFICERS

Name	Age	Title
Dan A. Emmett	68	Chairman of the Board of Directors
Jordan L. Kaplan	47	Chief Executive Officer and President
Kenneth M. Panzer	48	Chief Operating Officer
William Kamer	57	Chief Financial Officer

Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Information Concerning Nominees.”

William Kamer. Mr. Kamer has served as our Chief Financial Officer since 2006. From 2000 to 2006, Mr. Kamer served as Senior Vice President in the Capital Markets Division and General Counsel of our predecessor operating companies. Prior to that time, Mr. Kamer was an attorney for 22 years focusing exclusively on real estate and real estate finance matters. He was a partner at the law firm of Cox, Castle & Nicholson LLP from 1986 through 1999. Mr. Kamer received his bachelor’s degree from Vassar College in 1973, his master’s degree in city and regional planning from Harvard University in 1978, and his J.D. from Boston University in 1978.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which are available at http://www.douglasemmett.com, under the headings Investor Relations, Corporate Governance, Governance Documents, Corporate Governance Guidelines, and are also available in print to any stockholder upon request. These guidelines were adopted by our Board to assist our Board in the exercise of its responsibilities. The guidelines describe the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and Board and committee procedural matters.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics, which is our code of ethics applicable to its directors, officers and employees, embodies our principles and practices relating to the ethical conduct of our business and its commitment to honesty, fair dealing and full compliance with laws affecting our business. The Code of Business Conduct and Ethics is available at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Governance Documents, Code of Business Conduct & Ethics, and is also available in print to any stockholder who requests it from us.

Director Independence

In accordance with New York Stock Exchange rules, our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which include all elements of the independence standards set forth in the New York Stock Exchange listing standards. Our director independence standards are available at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Governance Documents, Corporate Governance Guidelines.

Based on these standards, our Board determined that each of the following non-employee directors is independent and has no relationship with us except as a director and stockholder and/or holder of awards issued under our 2006 Omnibus Stock Incentive Plan:

Leslie E. Bider	Thomas E. O’Hern
Victor J. Coleman	Dr. Andrea Rich
Ghebre Selassie Mehreteab	William Wilson III

BOARD MEETINGS AND COMMITTEES

During 2007, our Board held six meetings and acted by written consent of directors three times. Our Board has three separately designated standing committees: the Nominating and Corporate Governance Committee (the “Governance Committee”), the Audit Committee and the Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules of the SEC and the rules and regulations of the New York Stock Exchange. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and meetings of committees of our Board on which she or he served during 2007.

Nominating and Corporate Governance Committee

The members of the Governance Committee are Dr. Andrea L. Rich, Chairperson, Victor J. Coleman and William Wilson III. The Governance Committee has adopted a charter that is posted on our website at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Committee Charters. The Governance Committee manages the process for evaluating current Board members at the time they are considered for renomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be renominated, the Governance Committee recommends to our Board whether those individuals should be renominated. The Governance Committee is also responsible for the corporate governance practices and policies of our Board and its committees. The chairperson of the Governance Committee also chairs our quarterly executive sessions of non-employee directors. The Governance Committee met three times during 2007 and acted twice by written consent.

On at least an annual basis, the Governance Committee reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, the Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source, are reviewed under the same process. The Governance Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of our management. Upon completion of these interviews and other due diligence, the Governance Committee may recommend to our Board the election or nomination of a candidate.

The Governance Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as independence, experience and strong communication and analytical skills. We require specific approval by the Governance Committee of service by any of our directors on more than three boards of directors of public companies. We also generally limit service on our Board to seven years, although that limit may be waived by the Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status, which the Governance Committee may accept or reject in its sole discretion.

We expect that candidates for independent Board members will typically be found through recommendations from directors or others associated with us or with the help of executive search firms (which receive a fee for their services). In any given search, the Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, the Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our stockholders may also recommend candidates by sending the candidate’s name and resume to the Governance Committee under the provisions set forth below for communication with our Board. No such suggestions from our stockholders were received in time for the 2008 Annual Meeting.

Audit Committee

The members of the Audit Committee are Thomas E. O’Hern, Chairman, Leslie E. Bider and Ghebre Selassie Mehreteab. The Audit Committee has adopted a charter, which is posted on our website at http://www.douglasemmett.com under the headings Investor Relations, Corporate Governance, Committee Charters. The principal functions of the Audit Committee are to review the plan and results of our independent audit with our independent registered public accounting firm and management, to review our systems of internal control over financial reporting, and to engage or discharge our independent registered public accounting firm. Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditor within the prior two years. The Audit Committee met four times during 2007.

As required in the Audit Committee Charter, our Board has determined that each member of the Audit Committee is “independent” and that Thomas E. O’Hern, Chairman of our Audit Committee, is an audit committee financial expert, each as defined under the rules of the SEC and the rules and regulations of the New York Stock Exchange. The material in this paragraph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that it specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

Compensation Committee

The members of the Compensation Committee are Victor J. Coleman, Chairman, Dr. Andrea L. Rich and Leslie E. Bider. The principal functions of the Compensation Committee are (i) to review and make recommendations to our Board with respect to the direct and indirect compensation and employee benefits of the Chairman, President and our other executive officers, (ii) to review, administer and make recommendations to our Board with respect to any incentive plans and bonus plans that include elected officers, (iii) to review our policies relating to the compensation of senior management and other employees, and (iv) to address matters relating to our stock option plans and provide recommendations to our Board as to grants of stock options. In addition, the Compensation Committee reviews management’s long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites and performs certain other review functions relating to management compensation and employee relations policies. The Compensation Committee acted once by written consent time during 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee is responsible for oversight of our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. The Compensation Committee also establishes our policies with respect to compensation of executive officers, including our named executive officers (as defined below) and reviews and presents to our Board for its approval our executive compensation disclosures required by the Securities and Exchange Commission (“SEC”). Throughout this Proxy Statement, we refer to our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the Summary Compensation Table below, as our “named executive officers.”

Compensation Philosophy and Objectives

We seek to maintain a competitive total compensation package that aligns the economic interest of our named executive officers with that of our stockholders and rewards individual and corporate performance, while also considering multiple factors including the expenditure required and accounting, tax and share dilution impacts. Subject to our existing contractual obligations, the Compensation Committee also compares compensation levels and structures with that of other employers, based on a benchmark analysis prepared by the Compensation Committee’s outside compensation consultants, SMG Advisory Group LLC, a nationally recognized firm specializing in the real estate industry. Our benchmark group for 2007 consisted of 16 REITs in three sectors including office, industrial and diversified: Alexandria Real Estate Equities, Inc., AMB Property Corporation, Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Inc., Duke Realty Corporation, iStar Financial, Kilroy Realty Corporation, Liberty Property Trust, Mack-Cali Realty Corporation, Maguire Properties, Inc., Parkway Properties, Inc., ProLogis, PS Business Parks, Inc., SL Green Realty Corp. and Vornado Realty Trust. Our benchmark group for 2007 was consistent with our 2006 benchmark group, except for changes due to merger activity.

Compensation Components

The principal components of compensation for our named executive officers for 2007 were:

•	base salary;

•	annual cash bonuses;

•	equity incentive compensation; and

•	perquisites and other personal benefits.

Base Salary. We pay our named executive officers a base salary to provide a minimum compensation level and to reflect the perceived current value of each executive relative to his or her peers. We establish base salary levels for our named executive officers based on matters including (i) the responsibilities of the position, (ii) the individual’s performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees and (iv) an evaluation of salaries for similar positions in our benchmark group. Each of the base salaries for Messrs. Kaplan, Panzer, Kamer and Gavinet was originally set by their employment agreement with us, which was negotiated prior to our initial public offering and the establishment of the Compensation Committee. The base salary of Mr. Emmett was set by negotiation prior to our initial public offering and the establishment of the Compensation Committee. Subject to their employment agreements, we expect to consider salary levels for our named executive officers annually as part of our performance review process as well as upon any promotion or other change in job responsibility. Changes in salary may reflect changes in the cost of living, changes in compensation paid by our benchmark group and other employers, or the Compensation Committee’s assessment of the individual’s performance.

Annual Cash Bonuses. We pay annual cash bonuses to our named executive officers based on the Compensation Committee’s assessment of the executive’s individual performance and our overall performance during the year. We establish targets for annual bonuses based on percentages of each executive’s base salary, which are designed to provide sufficient incentive to the executive while keeping total compensation consistent with that of our benchmark group. In the case of our named executive officers other than Dan Emmett, the target percentages for annual bonuses are set in their employment contracts:

Name	Threshold	Target	Superior	Outperformance
Jordan L. Kaplan	65%	100%	150%	200%
Kenneth M. Panzer	65%	100%	150%	200%
William Kamer	50%	80%	100%	120%
Andres Gavinet	50%	80%	100%	120%

During 2007, our annual bonuses were discretionary rather than being determined by reference to criteria set in advance. Moreover, as described below, in January 2008, the Compensation Committee determined to reduce the amount of cash bonuses which would otherwise have been paid for 2007 to most of our managers, including our named executive officers. Instead, the Compensation Committee awarded a mixture of smaller cash bonuses and equity incentives vesting over time. The Compensation Committee believed that reduced cash bonuses and equity incentives would better align the interests of our management with those of our stockholders, encourage long term retention of executives and reward share price appreciation and the attainment of other corporate goals over a multi-year period.

Equity Incentive Compensation. We believe that long-term incentive compensation is an important component of overall compensation for our named executive officers for the reasons stated above. In January 2008, the Compensation Committee granted equity awards to most of our management under our 2006 Omnibus Stock Incentive Plan. All of the managers involved received at least a portion of this equity award in options; in the case of our named executive officers, 50% of the award (by value) was in LTIP Units and 50% in options. We granted fewer (or no) LTIP Units for more junior managers given the complexity of those securities. One quarter of the options and LTIP Units were vested on grant, and the remainder will vest over three years. We take into account the value of any long-term incentives in setting overall compensation.

Perquisites and Other Personal Benefits. Our named executive officers participate in our employee plans on the same basis as other employees, including vacation, medical and health benefits and our retirement savings plan under Section 401(k) of the Internal Revenue Code. In addition, we provide our named executive officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions: (i) each of Messrs. Kaplan and Panzer is entitled to the use of an automobile, reimbursement of certain tax and financial services fees, a personal umbrella insurance policy and family health insurance; (ii) Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance; and (iii) Mr. Gavinet and Mr. Emmett also receive an automobile allowance. These benefits are required pursuant to the employment agreements of our named executive officers. Messrs. Emmett, Kaplan and Panzer are also entitled to use their secretaries for personal matters, which we believe can increase the efficiency of their efforts for us. These benefits are considered by the Compensation Committee in its review of compensation for our named executive officers. We believe these perquisites, while not representing a significant portion of our named executive officers’ total compensation, reflect our intent to create overall market comparable compensation packages. For information concerning the value of the perquisites of each of our named executive officers during 2007, see “SUMMARY OF COMPENSATION.”

Our 2007 Bonus and Equity Incentive Decisions

In determining cash bonuses and equity grants at its meeting in January 2008, the Compensation Committee considered both quantitative and qualitative factors concerning our performance in 2007:

•
Quantitative Factors. The Compensation Committee compared our performance with that of our benchmark group. Based on the data provided by its compensation consultant, the Compensation Committee evaluated our performance based on two quantitative measures:

•
Total Return to Shareholders (including share price appreciation and dividends). Our one-year TRS was at approximately the 69th percentile of our benchmark group and our cumulative TRS performance from our initial public offering in October 2006 placed us at approximately the 94th percentile of our benchmark group. Additionally, our TRS for both periods outperformed the Morgan Stanley REIT Index.

•
Funds from Operations Percentage Growth. Our FFO percentage growth placed us at the 94th percentile and the 81st percentile of our benchmark group based on projected 2007 growth vs. actual 2006 growth and projected 2008 growth vs. projected 2007 growth, respectively.

•
Qualitative Factors. In addition, the Compensation Committee considered a number of qualitative factors in analyzing our performance, including our success in acquiring two off-market properties and while transitioning to a public company, including a clean report under Sarbanes-Oxley. The Compensation Committee also considered a number of qualitative factors in analyzing our performance, including our discipline in the turbulent commercial property markets (we acquired two off-market properties) and our completing two significant financings in a volatile credit market. In addition, in our first year as a public company we restructured our accounting department, converted to new accounting and operating software, and received a clean report under Sarbanes-Oxley.

Based on these factors and data provided by its compensation consultant, the Compensation Committee set total compensation (including base salary, cash bonus and equity grants for 2007) for Messrs. Kaplan and Panzer at the approximate 65th percentile of their counterparts at our benchmark group, and that for Messrs. Kamer and Gavinet in the middle of their counterparts at our benchmark group. For information concerning the specific base salary and cash bonus of each of our named executive officers for 2007, see “SUMMARY OF COMPENSATION.” For information concerning the equity awards granted to each of our named executive officers as part of the 2007 compensation review, see “GRANTS OF PLAN BASED AWARDS.”

2008 Base Compensation

The Compensation Committee increased the base salaries of our named executive officers for 2008 by 5% or less as follows:

Name	2008 Base Salary ($)	% Increase
Dan A. Emmett	$100,000	0%
Jordan L. Kaplan	$1,000,000	5%
Kenneth M. Panzer	$1,000,000	5%
William Kamer	$600,000	4.3%
Andres Gavinet	$315,000	5%

Tax and Accounting Implications

The Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals under certain circumstances. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to make that compensation deductible while simultaneously provided the executives with appropriate compensation for their performance. We believe that the compensation paid to our named executive officers in 2007 should generally be fully deductible for federal income tax purposes.

We account for stock-based payments, including awards under our 2006 Omnibus Stock Incentive Plan, in accordance with the requirements of FASB Statement 123(R).

Role of Executive Officers in Compensation Decisions

Under its charter, the Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and our other named executive officers and all other elected officers, although it may consult with other advisors, including our Chief Executive Officer and other officers, as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Office and our Chief Operating Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to our other named executive officers, the Compensation Committee receives a report and recommendation from our Chief Executive Officer and our Chief Operating Officer.

Change of Control Payments

As described below under Principal Compensation Agreements and Plans—Employment Agreements, we are obligated under our employment contracts with Messrs. Kaplan, Panzer and Kamer to make severance payments to them in the event they terminate their employment within 18 months after a change of control as defined in those agreements. In addition, the awards we have made under our 2006 Plan provide that if following a change of control either the employment of a participant’s (including any of our named executive officers) is terminated without cause by us or for good reason by the participant, or our Common Stock is no longer publicly traded, then any unvested options or LTIP Units will immediately vest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Victor J. Coleman, Chairman
Dr. Andrea L. Rich
Leslie E. Bider

PRINCIPAL COMPENSATION AGREEMENTS AND PLANS

2006 Omnibus Stock Incentive Plan

The Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan (our “2006 Plan”) was adopted by our Board and approved by our stockholders prior to the consummation of our initial public offering in October 2006. Our 2006 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by permitting participation by these key persons in our long-term growth and profitability. This summary of our 2006 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2006 Plan, which was filed as an Exhibit to Amendment No. 3 to our Registration Statement filed with the SEC on October 3, 2006.

All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2006 Plan. We have initially reserved 16,500,000 shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock for the issuance of awards under our 2006 Plan. Generally, shares that are forfeited or canceled from awards under our 2006 Plan become available for future awards.

Our 2006 Plan is administered and interpreted by the Compensation Committee. Subject to the provisions of our 2006 Plan, the Compensation Committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to determine the specific terms and conditions of each award, including the conditions for the vesting and exercisability of the award, and may accelerate the vesting or exercisability of any award.

Our 2006 Plan provides the Compensation Committee with the authority to grant a variety of types of equity awards:

•
Incentive Stock Options or Non-Qualified Stock Options. Options entitle the participant to purchase shares of our Common Stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than the fair market value of our Common Stock on the date of the grant, and may be paid in cash, by check, or by the transfer of shares of our Common Stock meeting certain criteria or by a combination thereof. Re-pricing is not permitted under the 2006 Plan. Although we expect to grant only non-qualified stock options, our 2006 Plan permits the grant of options that qualify as an “incentive stock option” under the Internal Revenue Code.

•
Stock Appreciation Rights. Stock appreciation rights entitle the participant to receive the appreciation in the fair market value of our Common Stock between the date of grant and the exercise date in the form of shares of our Common Stock.

•
Restricted Stock and Deferred Stock Awards. Restricted stock awards are shares of our Common Stock that vest in accordance with terms and conditions established by the Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our Common Stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.

•	Dividend Equivalent Rights. Dividend Equivalent Rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our Common Stock.

•
Other Stock based Awards. Other stock-based awards permitted under our 2006 Plan include awards that are valued in whole or in part by reference to shares of our Common Stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

•
Long-Term Incentive Units, or “LTIP Units.” LTIP Units are a separate series of units of limited partnership interests in our operating partnership valued by reference to the value of our Common Stock. LTIP Unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Common Stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with those common units. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of our Common Stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our Common Stock and may be zero.

We may not make any awards under our 2006 Plan after October 2016. All awards made under our 2006 Plan that remain outstanding subsequent to that date shall continue to be governed by the terms of our 2006 Plan. Unless the Compensation Committee provides otherwise, our 2006 Plan does not generally allow for the transfer of awards, and only the participant may exercise an award during his or her lifetime. In the event we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards. We may amend, suspend or terminate our 2006 Plan at any time, but we will obtain stockholder approval of our action if required to comply with applicable law. Further, we will need the holder’s consent to do so if we adversely affect any rights under outstanding awards.

Employment Agreements

Kaplan, Panzer and Kamer Employment Agreements. On October 23, 2006, we and our operating partnership entered into employment agreements with Messrs. Kaplan, Panzer and Kamer with the following principal terms:

•	Base Salary: Each of Messrs. Kaplan and Panzer is entitled to receive a base salary of not less than $950,000, and Mr. Kamer is entitled to receive a base salary of not less than $575,000.

•
Bonus: Each of Messrs. Kaplan and Panzer is entitled to receive an annual bonus of up to 200% of base salary, and Mr. Kamer is entitled to receive an annual bonus of up to 120% of base salary, based upon meeting reasonable criteria to be established by the Compensation Committee in consultation with the officer.

•
Option Grants and LTIP Awards: Upon the consummation of our initial public offering in October 2006, pursuant to our 2006 Plan, Messrs. Kaplan, Panzer and Kamer received (i) options to purchase 2,488,889, 2,488,889 and 386,667 shares, respectively, of our Common Stock for an exercise price of $21, and (ii) 420,000, 420,000 and 101,500 LTIP Units, respectively.

•
Perquisites and Other Benefits: Mr. Kaplan and Mr. Panzer are entitled to the use of an automobile, reimbursement of tax and financial services fees, a personal umbrella insurance policy and family health insurance. Mr. Kamer is entitled to reimbursement for family health insurance costs, since he does not participate in our medical plans, and a car allowance.

•	Term: The term of each employment agreement ends December 31, 2010, subject to one year extensions if no notice is given at least 60 days prior to the end of the then term, and earlier termination with or without cause (although 30-days’ prior notice is required where the termination is by us without “cause” or by the officer for “good reason”). Good reason includes a termination by the officer within 18 months after the occurrence of a change of control.

•
Severance Payments: If we terminate the officer’s employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his base salary, (ii) his annual bonus, and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP awards or outperformance plans) of any equity or other compensation plans granted or awarded to the officer; and (b) continued coverage under our medical and dental plans for himself and his eligible dependants for a three-year period (two-year period for Mr. Kamer) following his termination. If there are less than three full calendar years, the average will be based on (i) 2006 (including compensation paid by our predecessor) and (ii) any other fully completed years prior to the date of the officer’s termination. Any payments made to the officer if we experience a change of control will be grossed-up as necessary to adjust for the imposition of any excise taxes under Section 280G of the Code.

•
Other Termination Payments: Upon the officer’s death or disability, he will receive continued medical benefits for himself and his eligible dependents for a period of twelve months plus a pro-rated portion of his annual bonus.

•
Non-competition: Each of these employment agreements also contains confidentiality and non-solicitation provisions effective through the term of the agreement and for a period of two years (confidentiality) and one year (non-solicitation) thereafter, as well as a non-competition provision that applies during the term of the agreement, and under which the officer covenants that he will not: (i) for his own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employ of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Gavinet Employment Letter. On June 7, 2006, we entered into a letter agreement with Mr. Gavinet, pursuant to which Mr. Gavinet served as our Executive Vice President of Finance until he resigned in April 2008. Mr. Gavinet was entitled to a base salary of $300,000 plus a discretionary annual bonus of up to 120% of his base salary based upon meeting certain corporate and individual performance targets. In addition, Mr. Gavinet was entitled to a car allowance. Upon consummation of our initial public offering in October 2006, Mr. Gavinet received a grant of 15,000 LTIP Units and a non-qualified stock option to purchase 44,444 shares of our Common Stock. The option vested one quarter at the end of 2007, and the rest was forfeited on his departure.

SUMMARY COMPENSATION TABLE

The following table sets forth the base salary and other compensation earned by our named executive officers for 2006 and 2007. As noted above, we began operations on October 30, 2006 upon the consummation of our initial public offering. Accordingly, we only began paying compensation to our named executive officers on October 31, 2006. The discussion of executive compensation below and information disclosed in the Summary Compensation Table and Grants of Plan Based Awards table for 2006 reflect executive compensation paid and grants awarded during the period from October 31, 2006 to and including December 31, 2006. Where appropriate to assist the reader in an evaluation of the information presented, we have annualized the 2006 information as noted in the relevant footnote.

Name & Principal Position	Year	Salary $(1)	Bonus $(2)	LTIP Awards $(3)	Option Awards $(4)	All Other Compensation $(5)	Total $
Dan A. Emmett	2007	$100,000	$0	$0	$0	$76,144	$176,144
Chairman of the Board	2006	$100,000	$950,000	$504,000	$400,001	$95,356	$2,049,357

Jordan L. Kaplan	2007	$950,000	$1,500,000	$0	$0	$106,152	$2,556,152
President and CEO	2006	$950,000	$950,000	$7,056,000	$5,600,000	$122,507	$14,678,507

Kenneth M. Panzer	2007	$950,000	$1,500,000	$0	$0	$53,000	$2,503,000
Chief Operating Officer	2006	$950,000	$950,000	$7,056,000	$5,600,000	$47,660	$14,603,660

William Kamer	2007	$575,000	$287,500	953,184	$208,000	$23,400	$2,047,084
Chief Financial Officer	2006	$575,000	$0	$158,864	$34,800	$24,012	$792,676

Andres Gavinet	2007	$300,000	$150,000	140,865	$24,000	$10,000	$624,865
Executive VP of Finance	2006	$300,000	$200,000	$23,477	$4,000	$10,000	$537,477

(1)	Salary amounts for 2006 reflect the salary paid to each officer for the period from October 31, 2006 through December 31, 2006, annualized for the convenience of the reader.
(2)
Bonuses are cash amounts paid to each officer with respect to the year in question, whether paid in that year or the next. With respect to 2007, the Compensation Committee reduced the cash bonuses otherwise payable and substituted certain equity awards. However, the amounts set forth in the table above do not include any amounts for such grants. For a summary of the grants, please see “GRANTS OF PLAN BASED AWARDS.” The amounts for 2006 have not been annualized, since the amount paid by us was based on the entire year (except in the case of Mr. Gavinet, whose bonus reflects his period of service for us and our predecessor for approximately half of the year). We did not pay Mr. Kamer a bonus in 2006, as he received a bonus prior to our initial public offering from our predecessor operating companies.

(3)
The amounts in this column reflect the following awards of LTIP Units on October 23, 2006: (i) Mr. Emmett, 30,000 LTIP Units, (ii) each of Messrs. Kaplan and Panzer, 420,000 LTIP Units, (iii) Mr. Kamer, 101,500 LTIP Units, and (iv) Mr. Gavinet, 15,000 LTIP Units. We used the value recognized for financial statement reporting purposes in accordance with FAS 123(R), under the assumptions included in footnote 14 to our audited financial statements for the year ended December 31, 2007 included in our Annual Report to Stockholders, excluding estimated forfeitures related to service-based vesting conditions. Accordingly, no amounts were included for the grants made in January 2008.

(4)
The amounts in this column reflect awards of options to purchase the following numbers of shares of our Common Stock on October 23, 2006: (i) Mr. Emmett, 177,778 shares, (ii) each of Messrs. Kaplan and Panzer, 2,488,889 shares, (iii) Mr. Kamer, 386,667 shares, and (iv) Mr. Gavinet, 44,444 shares. We used the value recognized for financial statement reporting purposes in accordance with FAS 123(R), under the assumptions included in footnote 14 to our audited financial statements for the year ended December 31, 2007 included in our Annual Report to Stockholders, excluding estimated forfeitures related to service-based vesting conditions. Accordingly, no amounts were included for the grants made in January 2008.

(5)	The amount shown for each named executive officer in column (i) reflects:
•
matching contributions that we allocated to each named executive officer under our 401K Plan. We have not annualized these contribution amounts in 2006 since the amount paid by us was based upon the entire year;

•
any estimated aggregate incremental cost to us attributable to personal use of administrative assistance services provided by us for that named executive officer. We have annualized these amounts in 2006 for the convenience of the reader;

•	the cost of financial planning services reimbursed by us, annualized in 2006 for the convenience of the reader;
•	any auto allowances and any reimbursement of medical insurance premiums paid to that named executive officer, annualized in 2006 for the convenience of the reader.

GRANTS OF PLAN BASED AWARDS

We did not grant any plan based awards during 2007, but in connection with our annual performance reviews and bonuses for 2007 we made certain grants of options and LTIP Unit awards in January 2008 with respect to 2007 as follows:

Name	Grant Date(1)	Non-incentive Stock Awards or LTIP Units (#)	Non-incentive Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of LTIP(1) and Option Awards(2) ($/sh or Unit)
Dan A. Emmett	1/25/08	2,287			$46,264
	1/25/08		26,456	$21.87	$50,002
Jordan L. Kaplan	1/25/08	91,450			$1,850,007
	1/25/08		1,058,202	$21.87	$2,000,002
Kenneth M. Panzer	1/25/08	91,450			$1,850,007
	1/25/08		1,058,202	$21.87	$2,000,002
William Kamer	1/25/08	13,146			$265,937
	1/25/08		152,117	$21.87	$287,501
Andres Gavinet	1/25/08	6,859			$138,754
	1/25/08		79,366	$21.87	$150,002

(1)
The Compensation Committee approved these grants on January 11, 2008, but at that time fixed the grant date as January 25, 2008 in order to provide time for employee reviews. As set by the Compensation Committee on January 11, 2008, the exercise price of the options is based on the closing price on the date of grant. The closing price on January 25, 2008 was $21.87.

(2)
Options and LTIP Units are valued at the grant date fair value computed in accordance with FAS 123(R), excluding estimated forfeitures related to service-based vesting conditions. The assumptions and methodology used in the calculation of this amount are included in our audited financial statements included in our Annual Report of Form 10-K for 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				LTIP Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of LTIP Units That Have Not Vested(2)	Market Value of LTIP Units That Have Not Vested(2)
Dan A. Emmett	177,778		$21.00	10/30/2016
Jordan L. Kaplan	2,488,889		$21.00	10/30/2016
Kenneth M. Panzer	2,488,889		$21.00	10/30/2016
William Kamer	96,667	290,000	$21.00	10/30/2016	76,125	$1,721,186
Andres Gavinet	11,111	33,333	$21.00	10/30/2016	11,250	$254,363

(1)	These unvested options vest in three equal annual installments—one third each at the end of 2008, 2009 and 2010.
(2)
These unvested LTIP Units vest one third each at the end of 2008, 2009 and 2010; their value is based on the closing price for our Common Stock of $22.61 on December 31, 2007, at the rate of one share for each LTIP Unit.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the LTIP Units held by our named executive officers which vested during 2007:

Name	Number of LTIP Units Acquired on Vesting	Value Realized on Vesting ($)(1)
William Kamer	25,375	$573,729
Andres Gavinet	3,750	$84,788

(1)	Amounts represent market value as of the vesting of award, based on the closing price for our Common Stock of $22.61 on December 31, 2007, at the rate of one share for each LTIP Unit.

None of our named executive officers exercised any stock options during the year ended December 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The section below provides information concerning the amount of compensation payable to each of our named executive officers in the event of termination of such executive’s employment, including certain estimates of the amount, which would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive’s termination.

Payments Made Upon Termination

Regardless of the manner in which any of our employees (including any of our named executive officers) is terminated, the employee is entitled to receive certain amounts due during such employee’s term of employment. Such amounts include:

•	any unpaid base salary from the date of the last payroll to the date of termination;

•	any unpaid annual bonus for a previously completed year;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	unpaid, accrued and unused personal time off through the date of termination.

In addition, the officer will retain certain rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	any options and LTIP Units awarded pursuant to our 2006 Plan to the extent provided in that Plan and the grant or award.

The awards we have made under the 2006 Plan provide that if a participant’s (including any of our named executive officers who have unvested options or LTIP Units) employment is terminated without cause by us or for good reason by the participant, or if our Common Stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will immediately vest.

Messrs. Kaplan, Panzer and Kamer

As noted above under “Principal Compensation Agreements and Plans—Employment Agreements”, each of Messrs. Kaplan, Panzer and Kamer has an employment agreement with us. In addition to those payments made upon termination noted immediately above, these agreements provide for the following additional benefits on certain terminations:

Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason. If we terminate Messrs. Kaplan, Panzer or Kamer’s employment without cause or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Kamer) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his base salary, (ii) his annual bonus, and (iii) the value (based on the Black-Scholes value in the case of options and the value of the underlying grants in the case of LTIP awards or outperformance plans) of any equity or other compensation granted or awarded to him; and (b) continued coverage under our medical and dental plans for himself and his eligible dependants for a three-year period (two-year period for Mr. Kamer) following his termination. If the officer has been employed by us for less than three full calendar years, the average is based on (i) 2006 (including compensation paid by our predecessor) and (ii) any other fully completed years prior to the date of the officer’s termination. Under the applicable employment agreements for Messrs. Kaplan, Panzer and Kamer, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions.

Based on the compensation paid in 2006 and 2007, the grants of options and LTIP Units in connection with and following the closing of our initial public offering, and using medical insurance premiums and the price of our Common Stock as of December 31, 2007, we estimate that the approximate value of these severance payments and benefits in the case of a termination without cause or with good reason immediately following December 31, 2007 would have been $29,584,759 for Mr. Kaplan, $29,565,635 for Mr. Panzer and $7,111,547 for Mr. Kamer. In addition, the unvested option and LTIP Units of each executive would vest immediately, resulting in them receiving additional value estimated at $2,138,054 for Mr. Kaplan, $2,138,054 for Mr. Panzer and $2,495,445 for Mr. Kamer, based on the price of our Common Stock as of December 31, 2007.

Payments on Termination following a Change of Control. As noted above, under the applicable employment agreements for Messrs. Kaplan, Panzer and Kamer, good reason includes a termination by the officer within 18 months after the occurrence of a change of control. As a result, on any such termination, the officer involved would be entitled to the severance payment outlined above. In addition, any payments made to the officer if we experience a change of control will be grossed-up as necessary to adjust for the imposition of excise taxes under Section 280G of the Code. The exact calculation of the amount of such gross up payments are complex, but we estimate that had a termination in connection with a change of control occurred immediately after December 31, 2007 and had Messrs. Kaplan, Panzer and Kamer terminated their employment on such date, the total approximate value of these severance payments (including the gross up payment) would have been $43,523,289 for Mr. Kaplan, $43,493,965 for Mr. Panzer and $10,367,710 for Mr. Kamer. In addition, the unvested option and LTIP Units of each executive would vest immediately, resulting in them receiving additional value estimated at $2,138,054 for Mr. Kaplan, $2,138,054 for Mr. Panzer and $2,495,445 for Mr. Kamer, based on the price of our Common Stock as of December 31, 2007.

Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer or Kamer, the officer (or his estate) will receive continued medical benefits for himself and his eligible dependents for a period of twelve months, plus a pro-rated portion of the officer’s annual bonus that he otherwise would have been paid based upon actual performance for the year and the percentage of the year that elapsed through the date of his termination of employment. Using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments in the case of a termination for death or disability immediately following December 31, 2007 would have been $20,830 for Mr. Kaplan, and $12,119 Mr. Panzer and $14,400 for Mr. Kamer.

Other Named Executive Officers

None of our other named executive officers have any contractual severance arrangements on termination, except that under the terms of our standard agreements, Mr. Gavinet’s unvested options and LTIP Units would have become vested if his employment had been terminated without cause by us or for good reason by him, or if our Common Stock is no longer publicly traded following a change of control. As a result, based on our Common Stock closing price on December 31, 2007, we estimate that the approximate value of these severance payments in the case of a termination without cause or with good reason immediately following December 31, 2007 is estimated at $468,382.

DIRECTOR COMPENSATION

Our directors who are employees of our company or our subsidiaries are not entitled to receive additional compensation for their services as directors. Upon initial election to our Board, each of our non-employee directors receives an initial one-time grant of 7,500 LTIP Units that vest ratably over a three-year period. During 2007, our non-employee directors received an annual fee of $50,000, paid in LTIP Units awarded under our 2006 Plan. At the election of the director, up to one-half of such amount may be paid quarterly in cash. These LTIP Units are awarded at the beginning of each calendar year and vest on a quarterly basis over the year in question. Any non-employee director who also serves as chairman of the Audit Committee received an additional annual fee of $15,000, and any non-employee director who also serves as chairman of the Compensation Committee or the Governance Committee received an additional annual fee of $10,000, paid in cash on a quarterly basis. We also paid non-employee board members a cash fee of $1,500 for each meeting of our Board attended and a cash fee of $1,000 for each committee meeting attended. We also reimburse all directors for reasonable expenses incurred to attend meetings of our Board or committees.

For 2008, we increased the annual retainer for our non-employee directors to $75,000 and eliminated fees for attending meetings. We also increased the additional annual fees for committee chairpersons to $20,000 for the Audit Committee Chairperson and $12,500 for each of the chairpersons of the Compensation Committee and the Governance Committee. The other terms of the compensation remained the same.

The table below summarizes the compensation paid by us to non-employee directors for 2007:

Name(1)	Fees Earned or Paid in Cash ($)	LTIP Awards ($)(2)	Total ($)
Leslie E. Bider	$13,000	$138,731	$151,731
Victor J. Coleman	$21,000	$138,731	$159,731
Ghebre Selassie Mehreteab	$13,000	$138,731	$151,731
Thomas E. O’Hern	$28,000	$138,731	$166,731
Dr. Andrea L. Rich	$20,500	$138,731	$159,231
William Wilson III	$12,000	$138,731	$150,731

(1)
Messrs. Emmett, Kaplan and Panzer are not included in this table as they are our employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the Summary Compensation Table.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123(R). On December 31, 2007, each non-employee director held an aggregate of 9,705 LTIP Units which includes (i) an initial grant of 7,500 LTIP Units on October 23, 2006 vesting over three years with a fair value on the date of grant of $152,250 and (ii) a grant on January 1, 2007 of 325 fully vested LTIP Units with respect to his or her retainer for 2006 with a fair value on the date of grant of $8,642 and (iii) a grant on January 2, 2007 of 1,880 LTIP Units vesting quarterly over the remainder of 2007 with respect to his or her retainer for 2007 with a fair value on the date of grant of $49,989. The fair value of the LTIP Units was determined in accordance with FAS 123(R) based on the market value of our Common Stock on the date of grant and a discount for post-vesting restrictions on certain LTIP Units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or was a Douglas Emmett officer or employee, or is related to any other member of the Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption. None of our executive officers has served on the board of directors or on the compensation committee of any other entity which had an officer who served on our Board or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

On November 8, 2007, we purchased 638,298 common units of our operating partnership from Kenneth L. Panzer, our Chief Operating Officer and a member of our Board, for a total of $15,000,003. The price per unit was $23.50, an 8.5% discount from the $25.68 closing price of our Common Stock on that date.

We have no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Our Code of Business Conduct and Ethics defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner. It is specifically required by our Code of Business Conduct and Ethics that all of our officers, directors and employees (1) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (2) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality.

Under our Code of Business Conduct and Ethics conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted a written authorization will be provided indicating that the individual may proceed with the proposed activity.

REPORT OF THE AUDIT COMMITTEE

The material in this report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and its independent registered public accounting firm, Ernst and Young, LLP, our December 31, 2007 audited financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2007. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent registered public accounting firm their independence from us and considered the compatibility of non-audit services with their independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

AUDIT COMMITTEE
Thomas E. O’Hern, Chairperson,
Leslie E. Bider
Ghebre Selassie Mehreteab

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For 2006 and 2007, our independent registered public accounting firm, as approved by the Audit Committee after our initial public offering, were Ernst & Young LLP, an Independent Registered Public Accounting Firm. The following table presents fees for professional services rendered by Ernst & Young LLP for 2006 and 2007:

	2007	2006
Audit Fees	$1,005,000	$3,381,418
Audit-Related Fees	$0	$0
Tax Fees(1)	$1,181,000	$754,889
All Other Fees	$0	$0

(1)	Tax fees include fees principally incurred for assistance with tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require the Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP, and did so in the case of all of the fees for 2007. Pre-approval is generally provided by the Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, as is generally subject to a specific budget. The Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. The Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining the their independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of reports submitted to us and on written representations by certain directors and executive officers received by us that we will maintain for two years, we believe that all of our directors and executive officers, as well as persons who own more than ten percent of our Common Stock filed all required reports on a timely basis during 2007.

STOCKHOLDER COMMUNICATIONS

Communications to our Board or any of its committees may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of our Board or of any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of the Governance Committee.

ANNUAL MEETING ATTENDANCE

We require that all of our Board members attend our Annual Meeting in the absence of a showing of good cause for failure to do so. All of the nine members of our Board attended our 2007 Annual Meeting.

STOCKHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING

Pursuant to Rule 14a-8 of the SEC, proposals by eligible stockholders, which are intended to be presented at our Annual Meeting of Stockholders in 2009, must be received by us by December 29, 2008 in order to be considered for inclusion in our proxy materials.

A stockholder wishing to submit a proposal for consideration at the 2009 annual meeting other than in our proxy materials is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, of his or her intention to make such a proposal. The notice of a proposal must be received by our Corporate Secretary no later than 5:00 p.m., Eastern Standard Time on December 29, 2008.

OTHER MATTERS

Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the meeting, however, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgments.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended December 31, 2007 is being mailed to Stockholders along with this Proxy Statement. Our Annual Report is not to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and Chief Executive Officer

April 28, 2008

DETACH HERE

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
DOUGLAS EMMETT, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 29, 2008

The undersigned stockholder of Douglas Emmett, Inc., a Maryland corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2008, and hereby appoints Jordan L. Kaplan and Kenneth M. Panzer and each of them as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our Annual Meeting of Stockholders of Douglas Emmett, Inc. to be held on May 29, 2008 at 10:00 a.m., Pacific Time, at The Loews Santa Monica Beach Hotel, located at 1700 Ocean Avenue, Santa Monica, California 90401 and at any and all adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

DETACH HERE

☐	Please mark votes as in this example

1.	TO ELECT DIRECTORS.
Nominees: Dan A. Emmett, Jordan L. Kaplan, Kenneth M. Panzer, Leslie E. Bider, Victor J. Coleman, Gehbre Selassie Mehreteab, Thomas E. O’Hern, Dr. Andrea Rich and William Wilson III.

FOR ALL NOMINEES (except listed to the contrary below)	WITHHELD FROM ALL NOMINEES	EXCEPTIONS
☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

2.PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐

As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐
PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature:	Date:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2008, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: THE NOTICE AND PROXY STATEMENT AND FORM 10K ARE AVAILABLE AT WWW.PROXYVOTE.COM.